UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            April 10, 2019

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Ebix Way Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (678) 281-2020

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02               Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.
(e)     Compensatory Arrangements of Certain Officers

On April 10, 2019, Ebix announced the following changes to the compensation of Robin Raina, the Company’s Chief Executive officer:

1.
As previously announced, Mr. Raina proposed and the Compensation Committee accepted that Mr. Raina’s salary be paid in shares of common stock of the Company. As a result, the Company has granted Mr. Raina 54,870 shares of restricted common stock, which represents his annual salary of $2,400,000 divided by $43.74, the closing price of Ebix common stock on January 2, 2019. One third of these shares will vest on January 1, 2020 with the remaining stock vesting in quarterly installments over the next eight quarters.

2.	The Company increased the Chief Executive Officer’s annual salary to $3,600,000, effective January 1, 2019.

3.
As a result of the salary increase, Mr. Raina was granted 23,247 shares of restricted common stock which represents $1,200,000 divided by $51.62, the closing price of Ebix common stock on April 10, 2019. One third of these shares will vest on January 1, 2020 with the remaining stock vesting in quarterly installments over the next eight quarters.

4.	Mr. Raina will not receive any cash salary for 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Sean T. Donaghy
Name:	Sean T. Donaghy
Title:	Chief Financial Officer

Dated: April 12, 2019